Exhibit 99.1

FOXHOLLOW TECHNOLOGIES NAMES JEFFREY CHILD TO BOARD OF

DIRECTORS; NEW DIRECTOR HAS 14 YEARS

OF HEALTHCARE INDUSTRY INVESTMENT BANKING EXPERIENCE

REDWOOD CITY, CALIF., June 20, 2005—FoxHollow Technologies, Inc. (Nasdaq: FOXH), which develops and markets the SilverHawk™ Plaque Excision System used for the treatment of peripheral artery disease (PAD), announced today that Jeffrey B. Child has been named to the company’s board of directors effective today. Mr. Child replaces Richard M. Ferrari, who resigned on Friday after having served as a director of FoxHollow for the past four years. Mr. Child also has been appointed as a member of the Company’s Audit Committee and Compensation Committee. Following Mr. Child’s appointment, the FoxHollow board will continue to have six directors.

Mr. Child spent 14 years at Banc of America Securities, formerly Montgomery Securities, from 1989-2003. He was named a managing director of U.S. Equity Capital Markets in 1999 and was promoted to co-head of that group in 2001. Before that, he was a managing director and co-head of the firm’s healthcare investment banking group, where he was responsible for numerous equity financings, merger and acquisition transactions, and leveraged buyouts.

Mr. Child currently serves as a director of Amerigroup Corporation, a New York Stock Exchange-listed healthcare company, and he is actively involved with several nonprofit education organizations. Mr. Child holds a B.S. in Chemical Engineering from the University of California, Davis, and an MBA from The Wharton School at the University of Pennsylvania.

“We sincerely appreciate Rich’s service to the company. He provided us outstanding counsel and guidance as FoxHollow evolved from a start-up to a rapidly-growing public company,” said Robert W. Thomas, president and chief executive officer of FoxHollow. “We also welcome Jeff as a director of the company. Jeff’s experience with a wide range of healthcare companies and his expertise in business and financial strategy will contribute greatly to our dual goals of treating patients with vascular disease and building shareholder value.”

About FoxHollow Technologies, Inc.

FoxHollow Technologies, Inc. develops and markets minimally invasive plaque excision devices for the treatment of peripheral artery disease (PAD). An estimated 12 million people in the U.S. are thought to suffer from PAD with 2.5 million patients currently diagnosed. PAD results from plaque that accumulates in the arteries and blocks blood flow in the legs. The company’s SilverHawk Plaque Excision System is a minimally invasive method of removing the obstructive plaque and restoring blood flow to the legs and feet. For more information, please visit our website at www.foxhollowtech.com.

Further information on FoxHollow’s business and financial results are detailed in filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on May 13, 2005.

Contacts:

Matt Ferguson

Chief Financial Officer

650-421-8501

mferguson@foxhollowtech.com

Duke Rohlen

Investor Relations

650-421-8449

investorrelations@foxhollowtech.com

Leslie Trigg

Media Relations

650-421-8539

ltrigg@foxhollowtech.com